Exhibit 99.1

CLMBR, Inc.

Consolidated Financial Statements

December 31, 2023 and 2022

Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of

Directors Of CLMBR, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CLMBR, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern and Emphasis of a Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, during the year ended December 31, 2023, the Company incurred a net loss of $17,397,245 used cash in operations of $10,588,082 and had a stockholders’ deficit of $20,148,599 as of that date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 17 to the consolidated financial statements, in October 2023, the Company entered into an asset purchase agreement with Interactive Strength Inc. (the “Buyer”) which was subsequently amended and restated, the (“Asset Purchase Agreement”) on January 22, 2024, to purchase and acquire substantially all of the assets and assume certain liabilities of the Company. On February 2, 2024, pursuant to the Asset Purchase Agreement, the Buyer completed the acquisition of the Company.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

/s/Weinberg & Company, P.A.

Los Angeles, California

April 18, 2024

Exhibit 99.1

CLMBR, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$199,509	$8,105,002
Accounts receivable, net of allowances	—	69,771
Inventories	2,925,429	789,450
Vendor deposits	61,075	159,166
Prepaid expenses and other current assets	63,131	62,871
Total current assets	3,249,144	9,186,260
Property and equipment, net	152,961	2,645,234
Right-of-use-assets	429,650	12,473,606
Other assets	310,777	909,287
Total Assets	$4,142,532	$25,214,387
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$3,568,764	$1,691,188
Accrued expenses and other current liabilities	2,969,962	4,173,020
Operating lease liability, current portion	584,203	1,714,175
Loan payable	12,333,018	10,048,941
Preferred stock issuable	1,250,000	—
Convertible note payable	1,420,827	10,523,637
Total current liabilities	22,126,774	28,150,961
Operating lease liability, net of current portion	3,414,357	10,992,236
Total liabilities	25,541,131	39,143,197
Commitments and contingencies (Note 14)

Stockholders' deficit
Series Seed convertible preferred stock, par value $0.0001; 4,100,000 shares authorized as of December 31, 2023 and 2022 and 4,000,000 and 4,100,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively.	410	410
Series A convertible preferred stock, par value $0.0001; 1,295,387 shares authorized as of December 31, 2023 and 2022 and 1,265,385 shares issued and outstanding as of December 31, 2023 and 2022	1,000	1,000
Series A-1 convertible preferred stock, par value $0.0001; 1,005,972 shares authorized as of December 31, 2023 and 2022 and 1,005,972 shares issued and outstanding as of December 31, 2023 and 2022	101	101
Series B convertible preferred stock, par value $0.0001; 70,673,051,037 shares authorized as of December 31, 2023 and 2022 and 30,919,459,830 shares issued and outstanding as of December 31, 2023 and 2022, respectively.	875	875
Series B-1 convertible preferred stock, par value $0.0001; 94,662,660,476 shares authorized, issued and outstanding as of December 31, 2023 and 63,730,931,347 shares authorized, issued and outstanding as of December 31, 2022	2,906	1,922
Series B-2 convertible preferred stock, par value $0.0001; 29,501,580,338 shares authorized as of December 31, 2023 and 2022 and 29,501,850,338 shares issued and outstanding as of December 31, 2023 and 2022	764	764
Common stock, par value $0.0001; 214,587,851,117 and 207,861,840,000 shares authorized as of December 31, 2023 and 2022, respectively; 10,051,250 shares issued and outstanding as of December 31, 2023 and 2022.	1,005	1,005
Additional paid-in capital	68,545,753	58,619,281
Accumulated deficit	(89,951,413)	(72,554,168)
Total stockholders' deficit	(21,398,599)	(13,928,810)
Total liabilities and stockholders' deficit	$4,142,532	$25,214,387

Exhibit 99.1

CLMBR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 31,	Twelve Months Ended December 31,

	2023	2022
Revenue:
Fitness product revenue	$1,103,334	$5,984,091
Membership revenue	762,653	560,020
Training revenue	562,597	540,431
Total revenue	2,428,584	7,084,542
Cost of fitness product revenue (includes impairment of inventory of $8,590,113 in 2022)	1,250,607	17,230,253
Cost of membership	2,112,531	265,208
Cost of training	530,358	584,982
Total cost of revenue	3,893,496	18,080,443
Gross loss	(1,464,912)	(10,995,901)
Operating expenses:
Research and development	614,475	1,672,289
Sales and marketing	244,376	6,068,147
General and administrative	8,119,784	19,311,118
Loss on property and equipment disposal	1,599,160	78,928
Right of use impairment write-off	3,440,000	—
Total operating expenses	14,017,795	27,130,482
Loss from operations	(15,482,707)	(38,126,383)
Other (expense) income, net:
Other income	340,867	6,525
Interest expense	(2,255,405)	(3,837,182)
Total other (expense) income, net	(1,914,538)	(3,830,657)
Net loss	$(17,397,245)	$(41,957,040)

Exhibit 99.1

CLMBR, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series Seed		Series A		Series A-1		Series B		Series B-1		Series B-2		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2021	4,100,000	$410	1,265,385	$1,000	1,005,972	$101	—	$-	—	$-	—	$-	10,051,250	$1,005	$22,144,343	$(30,597,128)	$(8,450,269)
Issuance of Series B Preferred Stock	—	-	—	-	—	-	30,919,459,830	875	—	-	—	-	—	-	8,749,125	-	8,750,000
Issuance of Series B-1 upon conversion of convertible notes	—	-	—	-	—	-	—	-	63,730,931,347	1,922	—	-	—	-	19,222,848	-	19,224,770
Issuance of Series B-2 upon conversion of convertible notes	—	-	—	-	—	-	—	-	—	-	29,501,850,338	764	—	-	7,634,636	-	7,635,400
Stock-based compensation	—	-	—	-	—	-	—	-	—	-	—	-	—	-	868,329	-	868,329
Net loss	—	-	—	-	—	-	—	-	—	-	—	-	—	-	-	(41,957,040)	(41,957,040)
Balances at December 31, 2022	4,100,000	$410	1,265,385	$1,000	1,005,972	$101	30,919,459,830	$875	63,730,931,347	$1,922	29,501,850,338	$764	10,051,250	$1,005	$58,619,281	$(72,554,168)	$(13,928,810)
Issuance of Series B-1 upon conversion of convertible notes	—	-	—	-	—	-	—	-	30,931,669,129	984	—	-	—	-	9,841,467	-	9,842,451
Shares canceled	(100,000)	-	—	-	—	-	—	-	—	-	—	-	—	-	-	-	-
Stock-based compensation	—	-	—	-	—	-	—	-	—	-	—	-	—	-	85,005	-	85,005
Net loss	—	-	—	-	—	-	—	-	—	-	—	-	—	-	-	(17,397,245)	(17,397,245)
Balances at December 31, 2023	4,000,000	$410	1,265,385	$1,000	1,005,972	$101	30,919,459,830	$875	94,662,600,476	$2,906	29,501,850,338	$764	10,051,250	$1,005	$68,545,753	$(89,951,413)	$(21,398,599)

Exhibit 99.1

CLMBR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,	Twelve Months Ended December 31,

	2023	2022
Cash Flows From Operating Activities:
Net loss	$(17,397,245)	$(41,957,040)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	801,113	911,731
Amortization	125,209	50,232
Amortization of operating lease assets	1,524,526	1,671,806
Stock-based compensation	85,005	868,329
Loss on property and equipment disposal	1,599,160	78,928
Interest expense	1,523,718	3,689,263
Inventory impairment write-off	318,000	8,590,113
Right of use asset impairment write-off	3,440,942	—
Changes in operating assets and liabilities
Accounts receivable	69,771	1,478,769
Inventories	(542,147)	4,659,536
Prepaid expenses and other current assets	(260)	578,313
Vendor deposits	98,091	(159,166)
Other assets	632,712	(348,320)
Accounts payable	(34,256)	(303,935)
Accrued expenses and other current liabilities	(1,203,058)	1,055,175
Operating lease liabilities	(1,629,363)	(1,518,612)
Net cash used in operating activities	(10,588,082)	(20,654,878)
Cash Flows From Investing Activities:
Proceeds (acquisition) from sale of property and equipment	92,000	(625,202)
Acquisition of software and content	(159,411)	(296,549)
Net cash used in investing activities	(67,411)	(921,751)
Cash Flows From Financing Activities:
Proceeds from issuance of loans	1,500,000	9,343,941
Proceeds from issuance of Preferred Stock - Series B	1,250,000	8,750,000
Proceeds from issuance of convertible notes	—	8,446,498
Net cash provided by financing activities	2,750,000	26,540,439
Net Decrease In Cash and Cash Equivalents	(7,905,493)	4,963,810
Cash and restricted cash at beginning of year	8,105,002	3,141,192
Cash and restricted cash at end of year	$199,509	$8,105,002

Supplemental Disclosure Of Cash Flow Information:
Cash Paid for Interest	763,602	—
Inventories in AP and accrued	1,911,832	111,884
Right-of-use assets obtained in exchange for new operating lease liabilities	—	10,850,349
Decrease in right-of-use asset and operating lease liabilities due to lease termination	7,078,488	—
Issuance of Preferred Stock upon conversion of convertible notes	9,842,451	26,860,170

Exhibit 99.1

CLMBR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
Significant Accounting Policies

Description and Organization

CLMBR, Inc., together with its consolidated subsidiaries doing business as “CLMBR” (“CLMBR” or the “Company”), is an interactive fitness platform that offers a vertical climbing connected fitness machine. Our Members are defined as any individual who has a CLMBR account through a paid connected fitness membership. Through the connected fitness machine, Members can stream immersive, instructor-led classes anytime, anywhere.

Going Concern

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. As reflected in the accompanying consolidated financial statements, during the year ended December 31, 2023, the Company incurred a net loss of $17,397,245, used cash in operations of $10,588,082 and had a stockholders’ deficit of $20,148,599 as of that date. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Accordingly, the accompanying consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.

As discussed in Note 17 to the consolidated financial statements, in October 2023, the Company entered into an asset purchase agreement with Interactive Strength Inc. (the “Buyer”) which was subsequently amended and restated, the (“Asset Purchase Agreement”) on January 22, 2024, to purchase and acquire substantially all of the assets and assume certain liabilities of the Company. On February 2, 2024, pursuant to the Asset Purchase Agreement, the Buyer completed the acquisition of the Company.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of CLMBR, Inc.. and its subsidiaries in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. On an ongoing basis, the Company evaluates its estimates, including, among others, those related to revenue related reserves, the realizability of inventory, fair value measurements, useful lives of long lived assets, including property and equipment and finite lived intangible assets, product warranty, stock-based compensation expense, valuation of equity instruments issued for compensation or financing, valuation of deferred tax assets, and commitments and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable. Actual results may differ from these estimates.

Exhibit 99.1

Cash

Cash consists of demand deposits with banks. The Company holds no cash equivalents as of December 31, 2023 and 2022, respectively. The Company maintains its cash with domestic financial institutions. At times, cash balances may exceed federally insured limits of $250,000 per depositor at each financial institution. The Company believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the financial institutions.

Property and Equipment

Property and equipment purchased by the Company are stated at cost less accumulated depreciation. Major updates and improvements are capitalized, while charges for repairs and maintenance which do not improve or extend the lives of the respective asset, are expensed as incurred. The Company capitalizes the cost of pre-production tooling which it owns under a supply arrangement. Pre-production tooling, including the related engineering costs the Company will not own or will not use in producing products under long-term supply arrangements, are expensed as incurred.

Depreciation and amortization is computed on a straight-line basis over the following estimated useful lives:

Computer equipment and software	3 years
Machinery and equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of lease term or estimated useful life

Inventories, net

Inventories, which are comprised of finished goods, are stated at the lower of cost or net realizable value, with cost determined using actual costs. The Company maintains inventory in a third-party warehouse. The Company assessed the obsolescence reserve by evaluating factors such as inventory levels, historical sales, and the remaining life of its products. Inventory losses are written-off against the reserve. During the years ended December 31, 2023 and 2022, Management determined that inventory with a value of $318,000 and $8,590,113 was no longer sellable and was written off.

Costs of Fitness Product Revenue

Cost of goods sold includes the cost of purchased inventory, which includes, the cost incurred to deliver inventory to the Company’s third-party distribution centers including freight, non-refundable taxes, duty and other landing costs; the service fees of the Company’s third-party fulfillment and distribution centers; and reserves for inventory.

Vendor Deposits

Vendor deposits represent prepayments made to the third-party manufacturers of the Company’s inventory. In general, the Company’s manufacturers require that the Company pay a portion of the costs for a manufacturing purchase order in advance, with the remaining cost being invoiced upon delivery of the products. Prior to receipt of the goods, any costs

Exhibit 99.1

associated with the prepayments made by the Company are reflected as vendor deposits on the Company’s consolidated balance sheet.

Capitalized Studio Content

Capitalized Studio content costs include certain expenditures to develop video and live content for the Company’s customers. The Company capitalizes production costs for recorded content in accordance with ASC 926-20, Entertainment-Films - Other Assets - Film Costs. The Company recognizes capitalized content, net of accumulated amortization, within other non-current assets in the consolidated balance sheets and recognizes the related amortization expense as a component of cost of revenue in the consolidated statements of operations. Costs which qualify for capitalization include production costs, development costs, direct costs, labor costs, and production overhead. Expenditures for capitalized content are included within operating activities in the consolidated statements of cash flows. Based on certain factors, including historical and estimated user viewing patterns, the Company amortizes individual titles within the Studio content library on a straight-line basis over a three-year useful life. The Company reviews factors impacting the amortization of the capitalized Studio content on an ongoing basis. Estimates related to these factors require considerable management judgment.

The Company considered certain factors in determining the useful life of the content, including expected periods over which the content will be made available through the platform and related viewership, the lack of “obsolescence” of such content over such period given the nature of its videos (i.e., exercise classes which are not significantly impacted by changes in markets or customer preferences, and/or for which the content is expected to significantly change or evolve over time), and the expected significant growth of its subscriber base which will contribute to substantial increases in viewership over time given the recent launch of its product and membership offerings. Based on these factors, the Company has determined that a three-year (3-year) amortization period is reasonable for the content. The Company will continue to review factors impacting the amortization of the capitalized content on an ongoing basis.

The Company’s business model is membership based as opposed to generating revenues at a specific title level. Therefore, all content assets are monetized as part of a single asset group. The content is assessed at the group level when an event or change in circumstances indicates a change in the expected usefulness of the content or that fair value may be less than unamortized cost. Unamortized costs are assessed for impairment regardless of whether the produced content is completed. The unamortized cost of content is approximately $0.3 million and $0.2 million as of December 31, 2023 and December 31, 2022, respectively and is included in other assets.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Subsequent changes in fair value of these financial assets and liabilities are recognized in earnings when they occur. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurement or assumptions that market participants would use in pricing the assets or liabilities, such as inherent risk, transfer restrictions, and credit risk.

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•
Level 1 inputs are based on quoted prices in active markets for identical assets or liabilities.
•
Level 2 inputs are based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets),

Exhibit 99.1

or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.
•
Level 3 inputs are based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The Company’s material financial instruments consist primarily of cash and cash equivalents, accounts payable, accrued expenses, convertible notes, and warrants. The carrying amounts of current financial instruments, which include cash, accounts receivable, accounts payable and accrued expenses, approximate their fair values due to the short-term nature of these instruments. The carrying values of long-term financing obligations approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (or asset group) to the future undiscounted cash flows expected to be generated by the assets (or asset group). If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds their fair value.

Segment Information

Operating segments are defined as components of an enterprise for which separate and discrete information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has one operating segment, the development and sale of its at-home fitness technology platform. The Company’s chief operating decision maker, its chief executive officer, manages the Company’s operations on a consolidated basis for the purpose of allocating resources. As the Company has one reportable segment, all required segment financial information is presented in the consolidated financial statements.

Income Taxes

The Company utilizes the asset and liability method for computing its income tax provision. Deferred tax assets and liabilities reflect the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as operating loss, capital loss, and tax credit carryforwards, using enacted tax rates. Management makes estimates, assumptions, and judgments to determine the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes recovery is not likely, establishes a valuation allowance.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits, which to date have not been material, are recognized within income tax expense.

Stock-based compensation

The Company is authorized to grant options, warrants, and share units to officers and key employees of the Company and its subsidiaries and to non-employees. The equity plans are intended to help the Company attract and retain directors, officers, other key executives and employees and is also intended to provide incentives and rewards relating to the

Exhibit 99.1

Company’s business plans to encourage such persons to devote themselves to the business of the Company. The Company has historically granted share awards to non-employees in exchange for the provision of services (see Note 18).

The Company accounts for such awards based on ASC 505 and 718, whereby the value of the award is measured on the date of grant and recognized as compensation expense on a straight-line basis over the vesting period. The Company measures fair value as of the grant date for options and warrants using the Black Scholes option pricing model and for common share awards using a weighted average of the Black Scholes method and probability-weighted expected return method (PWERM).

The inputs into the Black Scholes option pricing model are subjective and generally require significant judgment. The fair value of the shares of common and preferred stock has historically been determined by the Company’s management with the assistance of third party specialists as there was no public market for the common stock. The fair value is obtained by considering a number of objective and subjective factors, including the valuation of comparable companies, sales of preferred stock to unrelated third parties, projected operating and financial performance, the lack of liquidity of common and preferred stock and general and industry specific economic outlook, amongst other factors. The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company’s stock option exercise history does not provide a reasonable basis upon which to estimate expected term. Because the Company is privately held and does not have an active trading market for its common and preferred stock for a sufficient period of time, the expected volatility was estimated based on the average volatility for comparable publicly traded companies, over a period equal to the expected term of the stock option grants. The risk-free rate assumption is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option. The Company has never paid dividends on its common stock and does not anticipate paying dividends on common stock in the foreseeable future. Therefore, the Company uses an expected dividend yield of zero.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants is estimated using a Black-Scholes pricing model

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their

Exhibit 99.1

credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022 for smaller reporting companies. The Company has adopted this guidance beginning January 1, 2023. This guidance did not have a significant impact on the Company’s financial statements.

In September 2022, the FASB issued ASU 2022-04, Liabilities-Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. The ASU requires buyers to disclose information about their supplier finance programs. Interim and annual requirements include the disclosure of outstanding amounts under the obligations as of the end of the reporting period, and annual requirements include a roll-forward of those obligations for the annual reporting period, as well as a description of payment and other key terms of the programs. This update is effective for annual periods beginning after December 15, 2022, and interim periods within those fiscal years, except for the requirement to disclose roll-forward information, which is effective for fiscal years beginning after December 15, 2023. The Company adopted ASU 2022-04 on January 1, 2023, and there was no material impact on our financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. This standard will be effective for the Company on January 1, 2024 and interim periods beginning in fiscal year 2025, with early adoption permitted. The updates required by this standard should be applied retrospectively to all periods presented in the financial statements. The Company does not expect this standard to have a material impact on its results of operations, financial position or cash flows.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3.
Revenue Recognition

The Company’s primary source of revenue is solely derived from the United States from sales of its Connected Fitness Products and related accessories and associated recurring Membership revenue, as well as from sales of personal training services recorded within Training revenue.

The Company determines revenue recognition through the following steps:

•
Identification of the contract, or contracts, with a customer;
•
Identification of the performance obligations in the contract;
•
Determination of the transaction price;
•
Allocation of the transaction price to the performance obligations in the contract; and
•
Recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company’s revenue is reported net of sales returns, discounts and incentives as a reduction of the transaction price. The Company estimates its liability for product returns and concessions based on historical trends by product category, impact of seasonality, and an evaluation of current economic and market conditions and records the expected customer refund liability as a reduction to revenue, and the expected inventory right of recovery as a reduction of cost of revenue. If actual

Exhibit 99.1

return costs differ from previous estimates, the amount of the liability and corresponding revenue are adjusted in the period in which such costs occur.

The Company applies the practical expedient as per ASC 606-10-50-14 and does not disclose information related to remaining performance obligations due to their original expected terms being one year or less.

The Company expenses sales commissions on its Connected Fitness Products when incurred because the amortization period would have been less than one year. These costs are recorded in Sales and marketing in the Company’s condensed consolidated statements of operations and loss.

Connected Fitness Products

Connected Fitness Products include the Company’s portfolio of Connected Fitness Products and related accessories, delivery and installation services, and extended warranty agreements. The Company recognizes Connected Fitness Product revenue net of sales returns and discounts when the product has been delivered to the customer, except for extended warranty revenue which is recognized over the warranty period. The Company allows customers to return products within thirty days of purchase, as stated in its return policy.

Amounts paid for payment processing fees for credit card sales for Connected Fitness Products are included as a reduction to fitness product revenue in the Company’s consolidated statements of operations.

Membership

The Company’s memberships provide unlimited access to content in its library of on-demand fitness classes. The Company’s memberships are offered on a month-to-month basis.

Amounts paid for membership fees are included within deferred revenue on the Company’s consolidated balance sheets and recognized ratably over the membership term. The Company records payment processing fees for its monthly membership charges within cost of membership and training in the Company’s consolidated statements of operations.

Training

The Company’s training services are personal training services delivered at studio locations. Training revenue is recognized at the time of delivery.

Standard Product Warranty

The Company offers a standard product warranty that its Connected Fitness Products and related accessories will operate under normal, non-commercial use for a period of one year which covers the touchscreen, frame and all incorporated elements, and related accessories from the date of original delivery. The Company has the obligation, at its option, to either repair or replace the defective product. At the time revenue is recognized, an estimate of future warranty costs are recorded as a component of cost of revenue. Factors that affect the warranty obligation include historical as well as current product failure rates, service delivery costs incurred in correcting product failures, and warranty policies and business practice.

4.
Property and Equipment, net

Property and equipment consisted of the following:

	December 31,	December 31,
	2023	2022
Computers	$ —	$ 188,531
Machinery and equipment	—	311,514
Leasehold improvements	429,973	1,939,335
Furniture and fixtures	—	800,600
Vehicles	—	426,179

Exhibit 99.1

Studio equipment	145,923	145,923
Total	575,896	3,812,083
Less: Accumulated depreciation	(422,935)	(1,166,849)
Total property and equipment, net	$ 152,961	$ 2,645,234

Depreciation expense amounted to $0.8 million and $0.9 million for the years ended December 31, 2023 and 2022, respectively. For the year ended December 31, 2023 the Company disposed of property and equipment and incurred a loss on disposal of $1.6 million as a result of exiting the majority of its lease arrangements. See Note 9.

5.
Other Assets, net

Other assets consisted of the following:

	December 31,	December 31,
	2023	2022
Capitalized content costs	$ 280,519	$ 246,318
Security deposits	30,258	662,969
Total other non-current assets	$ 310,777	$ 909,287

Amortization expense amounted to $0.1 million and $0.1 million for the years ended December 31, 2023 and 2022, respectively.

As of December 31, 2023, estimated content costs annual amortization expense for each of the next five fiscal years is as follows:

Year Ending December 31,	Content Costs
2024	151,987
2025	101,755
2026	26,777
2027	—
2028	—
Total	$ 280,519

6.
Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following:

	December 31,	December 31,
	2023	2022
Customer Deposits	$ 523,879	$ 1,322,504

Exhibit 99.1

Estimated legal settlement liability (Note 10)	2,250,000	2,250,000
Accrued payroll	3,867	176,380
Other accrued expenses	192,216	424,136
Total accrued expenses and other current liabilities	$ 2,969,962	$ 4,173,020

7.
Loan Payable

Loan payable consisted of the following:

	December 31,	December 31,
	2023	2022
Senior secured loan	$ 10,765,858	$ 10,753,941
Unamortized debt discount	—	(705,000)
Bridge notes	1,567,160	—
Total Loan Payable	$ 12,333,018	$ 10,048,941

Senior Secured Loan

In June 2022, the Company entered into a senior secured loan with Vertical Investors, LLC (the “Lender”) in the aggregate principal amount of $9.4 million with a maturity date of June 28, 2023 bearing interest at Prime-Based Rate or the Daily Simple SOFR-Based Rate. The Company shall also pay a guaranteed fee of $1.4 million due on the maturity date. The guarantee fee was treated as a debt discount and accreted through interest expense through maturity date. The loan is collateralized by the Company’s assets. In August 2023, the Lender notified the Company they were in default, however, in October 2023 the Lender agreed to allow additional time for the Company to negotiate and close a sale transaction. Total interest expense including accretion of the debt discount for the years ended December 31, 2023 and 2022 was $1.5 million and $0.9 million, respectively. The loan is classified as current liability in the consolidated balance sheet at December 31, 2023 and 2022. See Note 17.

Secured Bridge Notes

In August 2023, the Company issued secured promissory notes (the "Bridge Notes") in the aggregate principal amount of approximately $0.5 million, due August 31, 2026. Interest on the outstanding principal of the notes accrues initially at a rate of 15% per annum. Total outstanding principal balance including accrued interest as of December 31, 2023 was $0.5 million.

In October 2023, the Company issued Bridge Notes in the aggregate principal amount of approximately $0.3 million, due October 15, 2026. Interest on the outstanding principal of the notes accrues initially at a rate of 15% per annum. Total outstanding principal balance including accrued interest as of December 31, 2023 was $0.3 million.

In November 2023, the Company issued Bridge Notes in the aggregate principal amount of approximately $0.7 million, due January 31, 2025. Interest on the outstanding principal of the notes accrues initially at a rate of 12% per annum. Total outstanding principal balance including accrued interest as of December 31, 2023 was $0.7 million.

The bridge notes become payable on a change of control and were classified as current liabilities in the consolidated balance sheet as of December 31, 2023. Total interest expense for the years ended December 31, 2023 and 2022 was $0.05 million and $0.0 million, respectively.

Exhibit 99.1

8.
Convertible Notes

Convertible notes consisted of the following:

	December 31,	December 31,
	2023	2022
2021 Convertible notes	$ —	$ 9,202,488
2022 Convertible notes	1,420,827	1,321,149
Total Carrying Value	$ 1,420,827	$ 10,523,637

2021 Convertible Notes

From July through December 2021, the Company issued convertible notes (the “2021 Convertible Notes”) with an aggregate principal amount of $26.0 million, pursuant to a private placement offering. The 2021 Convertible Notes bore interest at 8% per annum and had a scheduled maturity date July 30, 2024, at which time the principal and accrued interest would be due and payable. The Company also granted these note holders warrants to purchase 391,480 shares of the Company’s common stock exercisable at $0.0001 per share. As a result the Company recorded a debt discount of $0.9 million to account for the relative fair value of the warrants and the 2021 Convertible Notes. The debt discount is amortized over the life of the notes or were amortized in full upon conversion of the corresponding notes to preferred stock.

The 2021 Convertible Notes were subject to the following conversion features:

•
In the event the Company completed a qualified financing, which is defined as in respect of the issuance and sale of any Equity Securities by the Company, either (i) in the event that an “Affiliate” have not purchased at least $7,500,000 of such Equity Securities, $65,000,000 or (ii) in the event that Affiliate has purchased at least $7,500,000 of such Equity Securities, $57,500,000, prior to the maturity date of the related notes, all principal and accrued interest will automatically convert into preferred stock.
•
In the event the Company did not complete a qualified financing prior to the maturity date of the related notes, at the election of the note holder, all principal and accrued interest can be converted into preferred stock.

The conversion price with respect to an automatic conversion upon the occurrence of a qualified financing is equal to the outstanding principal and accrued interest, multiplied by 1.2, divided by the price per share (or other unit of denomination) at which the Equity Securities were issued and sold.

In December 2022, the 2021 Convertible Notes in the aggregate amount of $19.2 million were converted into 63,730,931,347 shares of Series B-1 preferred stock. In July 2023, the 2021 Convertible Notes in the aggregate amount of $9.8 million were converted into 30,931,669,129 shares of Series B-1 preferred stock. During 2023 the Company received $1,250,000 in anticipation of issuing preferred shares or some other form of equity instrument. As the shares have not yet been issued, the amount has been reflected on balance sheet as preferred stock issuable at December 31, 2023.

The carrying value for the 2021 Convertible Notes is as follows:

	December 31,	December 31,
	2023	2022
Principal and interest	$ —	$ 9,460,781
Unamortized debt discount	—	(258,293)
Aggregate carrying value	$ —	$ 9,202,488

Exhibit 99.1

Interest expense recognized on the 2021 Convertible Notes is as follows:

	December 31,	December 31,
	2023	2022
Contractual interest expense	$ 381,671	$ 1,976,111
Amortization of debt discount	258,293	529,020
Total	$ 639,964	$ 2,505,130

As part of the financing, the Company issued an aggregate 391,480 warrants to purchase Common Stock to various third-party investors in conjunction with the issuance of its 2021 Convertible Notes. Each warrant has an exercise price of $0.0001 per share and has a contractual terms of ten years. The fair value of the warrants was determined to be $916,024 at date of issuance using an option pricing model and recorded as a debt discount to be amortized over the life of the notes. During the years ended December 31, 2023 and 2022, $258,293 and $529,020 of debt discount amortization was included in interest expense. As of December 31, 2023, 391,480 of the warrants remain outstanding.

2022 Convertible Notes

From March through June 2022, the Company issued convertible notes (the “2022 Convertible Notes”) with an aggregate principal amount of $8.5 million, pursuant to a private placement offering. The 2022 Convertible Notes bore interest at 8% per annum and had a scheduled maturity date July 30, 2024, at which time the principal and accrued interest would be due and payable. There were no warrants granted to note holders in connection with the 2022 Convertible Notes.

The 2022 Convertible Notes were subject to the following conversion features:

•
In the event the Company completed a qualified financing, which is defined as in respect of the issuance and sale of any Equity Securities by the Company, either (i) in the event that an “Affiliate” have not purchased at least $7,500,000 of such Equity Securities, $65,000,000 or (ii) in the event that Affiliate has purchased at least $7,500,000 of such Equity Securities, $57,500,000, prior to the maturity date of the related notes, all principal and accrued interest will automatically convert into preferred stock.
•
In the event the Company did not complete a qualified financing prior to the maturity date of the related notes, at the election of the note holder, all principal and accrued interest can be converted into preferred stock.

The conversion price with respect to an automatic conversion upon the occurrence of a qualified financing is equal to the outstanding principal and accrued interest multiplied by 4.0, divided by the price per share (or other unit of denomination) at which the Equity Securities were issued and sold.

In December 2022, approximately $7.6 million of the aggregate amount of the 2022 Convertible Notes were converted into 29,501,850,338 shares of Series B-2 preferred stock.

The aggregate principal amount of the outstanding 2022 Convertible Notes is presented on the consolidated balance sheet as convertible note payable at a carrying value of $1.4 million as of December 31, 2023 and $1.3 million as of December 31, 2022 and total interest expense recognized for the year ended December 31, 2023 and 2022 was $0.1 million and $0.1 million, respectively.

9.
Leases

The Company adopted ASC 842 on January 1, 2022, using the effective date transition method, which requires a cumulative-effect adjustment to the opening balance of retained earnings on the effective date. As a result of the adoption of ASC 842,

Exhibit 99.1

the Company recognized right-of-use assets and lease liabilities of $3.3 million and $3.3 million, respectively, as of the January 1, 2022, effective date. There was no impact to opening retained earnings from the adoption of ASC 842.

The Company has made certain assumptions and judgements when applying ASC 842 including the adoption of the package of practical expedients available for transition. The practical expedients allowed the Company to not reassess (i) whether expired or existing contracts contained leases, (ii) lease classification for expired or existing leases and (iii) previously capitalized initial direct costs. The Company also elected not to recognize right-of-use assets and lease liabilities for short-term leases (leases with a term of twelve months or less).

Operating lease arrangements primarily consist of office and studio leases expiring at various years through 2025. Since the implicit rate of such leases is unknown and the Company is not reasonably certain to renew its leases, the Company has elected to apply a collateralized incremental borrowing rate to facility leases on the original lease term in calculating the present value of future lease payments. As of December 31, 2023, the weighted average discount rate for operating leases was 3.5% and the weighted average remaining lease term for operating leases was 7.6 years, respectively. As of December 31, 2022, the weighted average discount rate for operating leases was 3.5% and the weighted average remaining lease term for operating leases was 8.1 years, respectively. Operating lease cost was $1.6 million and $2.1 million for the year ended December 31, 2023 and 2022, respectively.

As of December 31, 2022, the Company’s Right of use assets and Operating lease obligations were $12,473,606 and $12,706,411 related to 9 separate operating leases. During 2023, the Company entered into lease termination or sublease agreements with 6 of the landlords that terminated the Company’s obligations under the leases removing $7,078,488 and $7,089,190 of Right of use assets and Lease obligations, respectively. In addition, the Company vacated a lease with an unamortized Right of use asset balance of $3,440,942 and a remaining right of lease obligation payable of $3,534,977. As a result of the termination of the leases, including the impairment of the vacated lease, the Company recognized a loss on the lease settlements of $4,222,000 which included the Right of use asset impairment write-off of $3,440,000, impairment of $632,000 of deposits and $150,000 of other costs. As of December 31, 2023, the Company’s Right of use assets and Operating lease obligations were $429,650 and $3,998,560 related to the remaining operating leases.

Lease Obligations

The following represents the Company’s minimum annual rental payments under operating leases for each of the next five years and thereafter:

Year Ending December 31,	Operating
2024	714,117
2025	658,656
2026	467,957
2027	481,996
Thereafter	2,259,588
Total future minimum lease payments	4,582,314
Less: imputed interest	(583,754)
Present value of operating lease liability	$ 3,998,560

Current portion of lease liability	584,203
Non-current portion of lease liability	3,414,357
Present value of operating lease liability	$ 3,998,560

Exhibit 99.1

10.
Commitments and Contingencies

Legal Proceedings

On March 7, 2024, a petition was filed by Tung Keng Enterprise Co., Ltd. d/b/a DK City Co., Ltd. (“DK City”) against the Company in the United States District Court for the District of Colorado to enforce a monetary arbitration award of approximately $2.25 million against CLMBR (the “Petition”). The arbitration involved alleged breaches of an equipment manufacturing agreement between the Company and DK City. We dispute that we are liable for the amount claimed by DK City in our Petition. We plan to vigorously defend the Petition if and when called to answer or respond to the Petition. The final outcome of this matter, however, cannot be predicted with complete certainty, and our failure to successfully defend against these allegations could have a material adverse effect on our business, financial condition and results of operation.

The Company is involved in legal proceedings in the normal course of business. The Company currently believes that any ultimate liability arising out of such proceedings will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

11.
Stockholders’ Deficit

Common Stock

The Company’s authorized common stock consisted of 214,587,851,117 and 207,861,840,000 shares at $0.0001 par value, as of December 31, 2023 and December 31, 2022, respectively. The issued and outstanding common stock was 10,051,250 shares as of December 31, 2023 and December 31, 2022.

Preferred Stock

The Company’s authorized preferred stock consisted of 194,843,903,210 and 194,336,505,527 shares at $0.0001 par value, as of December 31, 2023 and December 31, 2022, respectively. The issued and outstanding preferred stock was 155,090,182,001 shares and 124,158,612,872 shares as of December 31, 2023 and December 31, 2022, respectively.

Series Seed Financing

In December 2020, we filed our Certificate of Incorporation to authorize 4,100,000 shares of Preferred Stock Series Seed. We completed our Series Seed closing in 2020, by issuing a total of 4,100,000 shares at a purchase price of approximately $1.0 per share. The aggregate gross proceeds from the Series Seed Financing were approximately $4.1 million.

Series A and A-1 Financing

In March 2021, we filed an Amended Certificate of Incorporation to authorize 1,295,387 shares of Preferred Stock Series A and 1,005,972 shares of Preferred Stock Series A-1. We completed our Series A-1 closing in 2021, by cancelling $3.5 million of principal and interest of convertible notes and issued a total of 1,005,972 shares at a purchase price of approximately $3.48 per share. The aggregate gross proceeds from the Series A-1 Financing were approximately $3.4 million.

Series B, B-1 and B-2 Financing

In December 2022, we filed an Second Amended and Restated Certificate of Incorporation to authorize 70,673,051,037 shares of Preferred Stock Series B, 94,155,202,792 shares of Preferred Stock Series B-1 and 29,501,850,338 shares of Preferred Stock Series B-2. In June 2023, we filed an Second Amended Certificate of Incorporation to authorize 94,662,600,476 shares of Preferred Stock Series B-1 and 29,501,850,338 shares of Preferred Stock Series B-2.

Exhibit 99.1

We completed our Series B closing in 2022, by issuing a total of 30,919,459,830 shares at a purchase price of approximately $0.00028 per share. The aggregate gross proceeds from the Series B Financing were approximately $8.8 million.

We completed a portion of our Series B-1 closing in 2022 by converting $19.2 million of principal and interest of convertible notes and issued a total of 63,730,931,347 shares at a purchase price of approximately $0.0003 per share. In 2023 we completed the remaining portion of our Series B-1 closing by converting $9.8 million of principal and interest of convertible notes and issued a total of 30,931,669,129 shares at a purchase price of approximately $0.0003 per share.

We completed our Series B-2 closing in 2022 by converting $7.6 million of principal and interest of convertible notes and issued a total of 29,501,850,338 shares at a purchase price of approximately $0.0003 per share. The aggregate gross proceeds from the Series B-2 Financing were approximately $7.3 million. During 2023 the Company received $1,250,000 in anticipation of issuing preferred shares or some other form of equity instrument. As the shares have not yet been issued, the amount has been reflected on balance sheet as preferred stock issuable at December 31, 2023.

Dividends

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Second Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Applicable Original Issue Price (as defined below); provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The “Applicable Original Issue Price” means (a) $1.00 per share for the Series Seed Preferred Stock; (b) $7.7197 per share for the Series A Preferred Stock; (c) $3.4783 per share for the Series A-1 Preferred Stock; (d) $0.0002829933 per share for the Series B Preferred Stock; (e) 0.0002829933 per share for the Series B-1 Preferred Stock; and (f) $0.0002829933 per share for the Series B-2 Preferred Stock, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our Series B, Series B-1 and Series B-2 ("Series B") have an aggregate liquidation preference of $56,355,301.95. As of the date of this report and in connection with the Asset Purchase Agreement with Interactive Strength Inc., Series B exhausted all presently available and contingent consideration, including any earnout consideration, as applicable. There will be no distributions to holders of the Company’s Series A Preferred Stock, Series Seed Preferred Stock, Convertible Notes or Common Stock.

Voting

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred

Exhibit 99.1

Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted to Common Stock basis (Preferred Stock and Common Stock, collectively “Voting Stock”).

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock.

Redemption

The Preferred Stock is not redeemable at the option of the holder or the Company unless the Company enters into a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

12. Income Taxes

The company did not record ant tax provision for the years ended December 31, 2023 or 2022 due to the availability of net operating losses to offset any potential tax liability.

As of December 31, 2023 and December 31, 2022, the Company’s deferred tax assets were primarily the result of U.S. federal and state net operating losses (“NOLs”). A valuation allowance was maintained and/or established in substantially all jurisdictions on the Company’s gross deferred tax asset balances as of December 31, 2023 and 2022. As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. The realization of deferred tax assets was based on the evaluation of current and estimated future profitability of the operations, reversal of deferred tax liabilities and the likelihood of utilizing tax credit and/or loss carryforwards. As of December 31, 2023 and December 31, 2022, the Company continued to maintain that it is not at the more likely than not standard, wherein deferred taxes will be realized due to the recent history of losses and management’s expectation of continued tax losses.

Exhibit 99.1

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

.	Year ended December 31,
	2023	2022
.
Deferred tax assets:
Net operating loss carryforwards	$20,349,000	$16,925,000
Research and development tax credits	419,000	375,000
Stock compensation costs	267,000	243,000
Total deferred tax assets, gross:	21,035,000	17,543,000
Valuation allowance	(21,035,000)	(17,543,000)
Deferred tax assets, net:	$ —	$ —

As of December 31, 2023 and 2022, the Company had federal and state NOLs of approximately $72.6 million and $60.4 million, respectively, which will begin to expire in 2029.

The Tax Cuts and Jobs Act (TCJA) resulted in significant changes to the treatment of research and developmental (R&D) expenditures under Section 174. For tax years beginning after December 31, 2021, taxpayers are required to capitalize and amortize all R&D expenditures that are paid or incurred in connection with their trade or business. Specifically, costs for U.S.-based R&D activities must be amortized over five years and costs for foreign R&D activities must be amortized over 15 years— both using a midyear convention.

Section 382 of the Internal Revenue Code and similar provisions under state law limit the utilization of federal NOL carryforwards, state NOL carryforwards, and Research and Development (R&D) credits following certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%. Based on the Company’s analysis under Section 382, the Company believes that its federal NOL carryforwards, its state NOL carryforwards, and R&D credits may be limited by Section 382 and similar provisions under state law as of December 31, 2023.

The Company is subject to taxation in the United States, and various state and local jurisdictions. Accordingly, on a continuing basis, the Company cooperates with taxing authorities for the various jurisdictions in which it conducts business to comply with audits and inquiries for tax periods that are open to examination.

13. Concentration of Credit Risk and Major Customers and Vendors

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company’s cash and cash equivalents are maintained with high-quality financial institutions, the compositions, and maturities of which are regularly monitored by management.

For the years ended December 31, 2023 and 2022, there were no customers representing greater than 10% of the Company’s total revenue.

The Company had 2 vendors representing greater than 10% of total finished goods purchases for the years ended December 31, 2023 and year ended December 31, 2022, respectively.

14.
Benefit Plans

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s

Exhibit 99.1

board of directors. During the years ended December 31, 2023 and 2022, the Company made contributions to the plan of $0.06 million and $0.1 million, respectively. The plan was terminated effective September 30, 2023.

15.
Related Party Transactions

In the ordinary course of business, we may enter into transactions with directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as “related parties”).

16.
Equity-Based Compensation

Presented below is a summary of the compensation cost recognized in the consolidated statements of operations loss for the year ended December 31, 2023 and 2022.

	Year ended December 31,
	2023	2022
General and administrative	$ 85,005	$ 868,329
Total	$ 85,005	$ 868,329

During the year ended December 31, 2023 and 2022, the Company granted options to purchase 0 and 3,023,169 shares under the 2020 Stock Plan. During the year ended December 31, 2023 and 2022, the Company cancelled 0 and 1,354,733 shares under the 2020 Stock Plan. The Company has not granted any restricted stock or stock appreciation rights.

The following summary sets forth the stock option activity under the 2020 Stock Plan:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term (Years)	Value
Outstanding as of December 31, 2021	1,976,111	$1.45	9.03	-
Granted	3,023,169	1.77
Exercised	(56,250)	1.00		-
Cancelled or forfeited	(1,354,733)	1.60
Outstanding as of December 31, 2022	3,588,297	$1.67	8.56	$-
Granted	-	-
Exercised	-	-		-
Cancelled or forfeited	-	-
Outstanding as of December 31, 2023	3,588,297	$1.67	7.36	$-

Options exercisable as of December 31, 2022	3,068,329	$1.82	8.41	$-
Options exercisable as of December 31, 2023	3,252,967	$1.76	7.36	$-
Options unvested as of December 31, 2022	519,968	$0.46	9.46	$-
Options unvested as of December 31, 2023	335,330	$0.83	8.44	$-

The aggregate intrinsic value of options outstanding, exercisable and unvested were calculated as the difference between the exercise price of the options and the estimated fair market value of the Company’s common stock, as of December 31, 2023.

Exhibit 99.1

For the year ended December 31, 2023 and 2022, the weighted-average grant date fair value per option was $0.0 and $0.64 respectively. The fair value of each option was estimated at the grant date using the Black-Scholes method with the following assumptions:

	For the Years Ended December 31,
	2023	2022
Weighted average risk-free interest rate	—	2.22%
Expected term (in years)	—	5.62
Expected volatility	—	56.76%
Expected dividend yield	—	—

(1)
Based on U.S. Treasury seven-year constant maturity interest rate whose term is consistent with the expected term of the option.
(2)
Expected volatility is based on an analysis of comparable public company volatilities and adjusted for the Company’s stage of development.

With respect to the 2020 Stock Plan, the Company recognized stock compensation expense of $0.08 million and $0.9 million for the year ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and December 31, 2022, the Company had $0.2 million and $0.2 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 0.3 years and 0.5 years, respectively.

17.
Subsequent Events

In October 2023, the Company entered into an asset purchase agreement with the Buyer, which was subsequently amended and restated, the (“Asset Purchase Agreement”) on January 22, 2024, to purchase and acquire substantially all of the assets and assume certain liabilities of the Company. On February 2, 2024, pursuant to the Asset Purchase Agreement, the Buyer completed the acquisition for a total purchase price enterprise value of approximately $15.4 million, consisting of the issuance at closing of shares of the Buyer’s common stock with a value of $1.45 million, 1,428,922 shares and shares of the Buyer’s. non-voting Series B preferred stock with a value of $3.0 million, 1,500,000 shares to the equity holders of the Company (the “equity consideration”), the assumption by the Buyer of $1.5 million of subordinated debt, and the retirement of $9.4 million of senior debt.

The Company shall also be entitled to receive a contingent payment in the form of shares of the Buyer’s common stock (collectively, the “Earn-Out Shares” and collectively with the shares of common stock and shares of Series B Preferred Stock issued at closing, the “Shares”) calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the VWAP for the Buyer’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP Collar. In addition, in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Company shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 22,665,681 Earn-Out Shares.

The equity consideration, including potential earnout amounts, shall be distributed in accordance with the Company's existing governing documents and liquidation preferences. Accordingly, payment to the holders of the Company’s Series B, Series B-1, and Series B-2 Preferred Stock, having an aggregate liquidation preference of $56,355,301.95, exhausted all presently available and contingent consideration, including any earnout consideration, as applicable. There will be no distributions to holders of the Company’s Series A Preferred Stock, Seed Series Preferred Stock, or Common Stock.

On February 1, 2024, the Credit Agreement dated June 28, 2022, as amended by that certain First Amendment to Credit Agreement dated July 5, 2022 (together, the "Credit Agreement") by and between the Company and Vertical Investors, LLC was terminated after the Buyer paid $1.4 million and remaining balance was credited to a new loan to be made by Vertical Investors, LLC and the Buyer. The new loan included a fee as an inducement for Vertical Investors, LLC to enter into the loan with the Buyer.

Exhibit 99.1

Following the completion of the acquisition the Company has been dissolved and no longer exists.